Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-175118) of Vanguard Health Systems, Inc. of our report dated November 14, 2011 relating to the financial statements of Valley Baptist Health System and Subsidiaries, which appears in the Current Report on Form 8-K/A of Vanguard Health Systems, Inc. dated November 14, 2011.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

November 14, 2011